Exhibit 10.1

AmENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT (this “Amendment”), dated as of this 26th day of January, 2022, amending that certain Employment Agreement, dated February 8, 2021 (the “Employment Agreement”), is entered into by and among Alset EHome International Inc. (“AEI”), Hengfai Business Development Pte. Ltd. (the “Hengfai Business Development”) and Chan Heng Fai (the “Executive”).

WHEREAS, the parties hereto wish to amend or supplement certain sections of the Employment Agreement;

NOW, THEREFORE, on the basis of the mutual covenants and agreements made herein, which are expressly deemed to constitute adequate and sufficient consideration in all respects, the parties hereto hereby agree as follows:

1.	Compensation. The parties hereto hereby agree that for purposes of the calculation of the NAV Bonus, as defined in Section 3.3 of the Employment Agreement, the initial NAV Bonus shall be paid as of the date hereof, based on the current calculation of the Net Asset Value Change. The parties hereto agree that the NAV Bonus to be paid as of the date hereof shall be deemed to be equal to $4,800,000. In the event that the Net Asset Value Change shall be determined to be a greater or lesser amount upon the completion and filing of AEI’s audited financial statements for the fiscal year ended December 31, 2021, the Executive shall reimburse AEI for any difference between the amount paid as of the date hereof and the NAV Bonus calculated at such time, or, as appropriate, the Executive shall be due the balance of such amount of the initial NAV Bonus they would otherwise be entitled to. Such modification to the NAV Bonus shall only be applicable for the NAV Bonus due in connection with the increase in Net Asset Value for the period ended December 31, 2021. No other bonus amounts, or the timing of the payment thereof, shall be modified hereby.

2.	Hengfai Business Development Pte. Ltd. The parties hereto hereby agree that AEI shall assume any and all obligations of its subsidiary Hengfai Business Development pursuant to the Employment Agreement. In addition, all obligations of the Executive pursuant to the Employment Agreement shall be due and owned solely to AEI instead of Hengfai Business Development.

3.	No Other Modifications. Except as specifically set forth herein, all terms and conditions of the Employment Agreement, as amended, shall remain unchanged and in full force and effect.

4.	Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

5.	No Strict Construction. The parties hereto jointly participated in the negotiation and drafting of this Amendment. The language used in this Amendment shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, this Amendment shall be construed as if drafted jointly by the parties hereto, and no rule of strict construction shall be applied against any party hereto.

6.	Counterparts. This Amendment may be executed in any number of counterparts (including by fax or any other means of electronic transmission each of which shall be an original for all purposes), and all of which taken together shall constitute one and the same instrument.

[Signature Pages Follow]

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Employment Agreement as of the date first set forth above.

ALSET EHOME INTERNATIONAL INC.

By:	William Wu
Name:	William Wu
Title:	Director

HENGFAI BUSINESS DEVELOPMENT PTE. LTD.

By:	Chan Heng Fai
Name:	Chan Heng Fai
Title:	Director

CHAN HENG FAI

Chan Heng Fai
Name:	Chan Heng Fai

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